KPMG LLP Mission Towers I Suite 600 3975 Freedom Circle Drive Santa Clara, CA 95054 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated September 18, 2023, with respect to the consolidated financial statements of Guidewire Software, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference. Santa Clara, California March 8, 2024